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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Trustees of
Security Capital Pacific Trust

     We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated January 29, 1997, except as to Note 13, which is as of March 10, 1997, relating to the balance sheets of Security Capital Pacific Trust as of December 31, 1996 and 1995, the related statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule as of December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Security Capital Pacific Trust.


                                  KPMG Peat Marwick LLP
                                  /s/ KPMG Peat Marwick LLP

Chicago, Illinois
July 9, 1997